Exhibit 5.1

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000

www.kirkland.com

September 16, 2011

Ally Wholesale Enterprises LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Enforceability Opinion

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Ally Bank, Ally Wholesale Enterprises LLC (the “Depositor”) and Ally Financial Inc. (formerly GMAC Inc.) (“Ally Financial“) in connection with the issuance of $250,000,000 Class A-1 Floating Rate Asset Backed Notes, Series 2011-4 (the “Class A-1 Notes”), $250,000,000 Class A-2 Fixed Rate Asset Backed Notes, Series 2011-4 (the “Class A-2 Notes” and, together with the Class A-1 Notes, the “Class A Notes,” or the “Offered Notes”), $24,648,000 Class B Floating Rate Asset Backed Notes, Series 2011-4 (the “Class B Notes”), $38,732,000 Class C Floating Rate Asset Backed Notes, Series 2011-4 (the “Class C Notes”), $28,169,000 Class D Floating Rate Asset Backed Notes, Series 2011-4 (the “Class D Notes”), and $112,676,352 Class E Asset Backed Equity Notes, Series 2011-4 (the “Class E Notes, and collectively with the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes, the “Notes”), by Ally Master Owner Trust, a Delaware statutory trust (the “Master Owner Trust”) formed by the Depositor pursuant to the Trust Agreement (the “Trust Agreement”), dated as of February 12, 2010, among the Depositor, HSBC Bank USA, National Association, as owner trustee, and HSBC Trust Company (Delaware), National Association, as Delaware trustee. The Notes will be issued pursuant to the Series 2011-4 Indenture Supplement (the “Series 2011-4 Indenture Supplement”), to be dated as of the Issuance Date (as defined below), between the Master Owner Trust and Wells Fargo Bank, National Association, as Indenture Trustee (the “Indenture Trustee”) to an indenture (the “Indenture”), dated as of February 12, 2010, between the Master Owner Trust and the Indenture Trustee.

The Master Owner Trust intends to issue the Notes on or about September 21, 2011 (the “Issuance Date”).

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion

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Ally Wholesale Enterprises

September 16, 2011

hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

(i) a copy of the registration statement originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-167044) on May 24, 2010, as amended by Pre-Effective Amendment No. 1 on July 9, 2010, by Pre-Effective Amendment No. 2 on July 29, 2010, and by Pre-Effective Amendment No. 3 on August 10, 2010, with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

(ii) a copy of the preliminary prospectus supplement, dated September 12, 2011, and the prospectus dated September 12, 2011 related thereto (“Base Prospectus”), each, relating to the Offered Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on September 12, 2011, and a copy of the prospectus supplement, dated September 14, 2011 (“Prospectus Supplement”) and the Base Prospectus related thereto, relating to the Offered Notes to be filed with the Commission pursuant to Rule 424(b) under the Act;

(iii) a copy of the Trust Agreement;

(iv) a copy of the Trust Sale and Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Depositor, Ally Financial Inc. (formerly GMAC Inc.), as Servicer (in such capacity, the “Servicer”) and Custodian, and the Master Owner Trust;

(v) a copy of the Pooling and Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Servicer and the Depositor;

(vi) a copy of the Administration Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as Administrator, the Master Owner Trust and the Indenture Trustee;

(vii) a copy of the Custodian Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as Custodian, the Depositor and the Master Owner Trust;

(viii) a copy of the Back-up Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Servicer, the Depositor, the Master Owner Trust and Wells Fargo Bank, National Association, as Back-up Servicer;

(ix) a copy of the Indenture;

Ally Wholesale Enterprises

September 16, 2011

(x) a form of the Series 2011-4 Indenture Supplement; and

(xi) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, documents (iii) — (x) are referred to herein as the “Transaction Documents”).

In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. We have also assumed, without independent verification, that the facts and representations and warranties in the Transaction Documents upon which we relied are true and correct, and that the transactions contemplated by the Transaction Documents have been or will be consummated strictly in accordance with the terms thereof.

On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and its Limited Liability Company Agreement, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

(a)	The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b)	With respect to the Offered Notes, when duly executed by the Master Owner Trust and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and the Series 2011-4 Indenture Supplement, and issued and delivered against payment thereof, the Offered Notes will have been duly authorized by all necessary action of the Master Owner Trust and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal law of the United States of America and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Offered Notes and the reference to our firm in the Base Prospectus and in the Prospectus

Ally Wholesale Enterprises

September 16, 2011

Supplement under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP